EXHIBIT 5

May 18, 2010

3M Company

3M Center

St. Paul, MN 55144

RE:  Registration Statement on Form S-8 with respect to 3M Company’s 2008 Long-Term Incentive Plan

Ladies and Gentlemen:

I have examined the Registration Statement on Form S-8 (the “Registration Statement”) that is being filed by 3M Company (the “Company”) with the Securities and Exchange Commission (the “Commission”) in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of 29,000,000 additional shares of the Company’s Common Stock, par value $0.01 per share (the “Shares”), to be issued under the Company’s 2008 Long-Term Incentive Pan (the “Plan”).

As Deputy General Counsel of the Company, I am familiar with the Certificate of Incorporation and the By-Laws of the Company and with its affairs, including the actions taken by the Company in connection with the Plan. I also have examined such other documents and instruments and have made such further investigation as I have deemed necessary or appropriate in connection with this opinion.  In my examination, I have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to me as originals and the conformity to original documents of all documents submitted to me as copies.

Based upon the foregoing, I am of the opinion that the Shares, when issued pursuant to the terms and conditions set forth in the Plan, will be validly issued, duly authorized, fully paid and non-assessable.

I consent to the filing of this opinion as an exhibit to Registration Statement, and I further consent to the use of my name wherever appearing in the Registration Statement. In giving this consent, I do not admit that I am within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/ Gregg M. Larson, Esq.
Gregg M. Larson
Deputy General Counsel